OPPENHEIMER QUEST FOR VALUE FUNDS

                  An Establishment and Designation of Class
                of Shares of Beneficial Interest of the Trust


      WHEREAS, by a Declaration of Trust (the "Declaration") dated March 13, 1987, as amended, Oppenheimer Quest For Value Funds, a Massachusetts business trust (the "Trust"), was established under the laws of the Commonwealth of Massachusetts;

      WHEREAS, pursuant to an "Establishment and Designation of Class A Shares, Class B Shares and Class C Shares of Beneficial Interest of the Trust", the shares of beneficial interest of each series of the Trust, par value $.01 per share (the "Shares"), were divided to create three classes of Shares designated as "Class A Shares", "Class B Shares" and "Class C Shares";

      WHEREAS, pursuant to an ?Establishment and Designation of Class of Shares of Beneficial Interest of the Trust?, an additional class of shares designated ?Class Y Shares? were added to the Oppenheimer Quest Opportunity Value Fund; and

      WHEREAS, the Trustees of the Trust have determined that it is advisable to add an additional class of Shares to the Oppenheimer Quest Balanced Value ("the Fund"), a series of the Trust;

NOW THEREFORE:

1. The undersigned, being a majority of the Trustees of the Trust acting pursuant to Section 6.9(h) of the Declaration do hereby establish a fourth class of Shares of the Fund, to be designated "Class Y" Shares.

2. Class Y Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3 The purchase price of Class Y Shares, the method of determination of net asset value of Class Y Shares, the price, terms and manner of redemption of Class Y Shares, and the relative dividend rights of holders of Class Y Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.

      IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate counterparts and have caused it to be lodged among the records of the Trust on March , 2000.



                                             --------------------------
                                             Lacy Herrmann
                                             Aquila Management Corporation
__________________________                   380 Madison Avenue - Suite 2300
Paul Clinton                                 New York, New York 10017
39 Blossom Avenue
Osterville, MA 02655


                                             --------------------------
__________________________                   George Loft
Thomas Courtney                              51 Herrick Road
833 Wyndemere Way                            Sharon, CT 06069
Naples, Florida 34105


--------------------------                   --------------------------
Robert Galli                                 Bridget A. Macaskill
19750 Beach Road                             160 East 81st Street
Jupiter, Lorida 33469                        New York, New York  10028




      The Declaration of Trust establishing Oppenheimer Quest For Value Funds, dated March 13, 1987, as amended, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Oppenheimer Quest For Value Funds" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Oppenheimer Quest For Value Funds shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.


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